EXHIBIT 10.1

MASTER DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

THIS MASTER DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the “Agreement”) is made as of 23rd December, 2013 (the “Effective Date”), by and between Arno Therapeutics, Inc., having a place of business at 200 Route 31 North, Suite 104, Flemington, NJ 08822 (“ARNO”), and Leica Biosystems Newcastle Ltd., having a place of business at Balliol Business Park West, Benton Lane, Newcastle upon Tyne, United Kingdom NE12 8EW (“LBS”).

Whereas, ARNO is engaged in the business of the research, development and commercialization of pharmaceutical products;

Whereas, LBS is a diagnostic product company with activities in the field of development, production and sale of in vitro diagnostic products; and

WHEREAS, the Parties now desire to enter into this Agreement enabling LBS to perform for ARNO multiple Projects as may be agreed by the Parties during the Term in the field of developing diagnostics to be used in association with certain pharmaceuticals in development by ARNO.

now, therefore, in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, hereby agree as follows.

1	Definitions

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1	“Additional Work” means activities, work, material and studies (i) required by the FDA or (ii) requested by ARNO and agreed to by LBS, that are outside the work described in the then-current Project Agreement for a Project and that are not included in the cost overview included in the Project Agreement.

1.2	“Affiliate” means any Person that (directly or indirectly) through one or more intermediaries, controls, is controlled by, or is under common control with the Party specified. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to cause the direction of the management and policies of a Person, whether through ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise.

1.3	“Analytically Validated Product” means an analytically validated version of the Product developed by LBS under this Agreement in accordance with the applicable Project Agreement that (a) contains all reagents, including positive and negative control materials (if required), needed to perform the Assay(s), (b) is manufactured under GMP/GCP/GLP or in compliance with QSR, (c) is labeled “Investigational Use Only, the performance characteristics of this product have not been established” or “For Performance Evaluation” and (d) for which all validation testing required under the Project Agreement has been completed, with the exception of clinical validation studies.

1.4	“Approval” and “Approved” means, with respect to the Product in the applicable regulatory jurisdiction, approval (including the clearance, certification or non-objection, as applicable) from the applicable Regulatory Authorities (or otherwise in compliance with all relevant applicable laws in regulatory jurisdictions where no approval is required) necessary and sufficient for the manufacture, distribution, use and sale of the Product in such jurisdiction, including receipt of pricing and reimbursement approvals, where applicable.

1.5	“Approval Application” means an application or submission for Approval required by the Regulatory Authority in the applicable country or other regulatory jurisdiction.

1.6	“Approval Delay” means a situation where it is not possible, under applicable law and/or approval systems of the relevant Regulatory Authorities and/or otherwise for reasons beyond the reasonable control of the Parties using commercially reasonable efforts, for the Product to be Approved in advance of or simultaneously with the Approval of the Drug.

1.7	“Assay” means the assay for the measurement of one or more Biomarkers.

1.8	“Assay User Requirements” means the requirements for the design, performance, manufacturing, regulatory approval and commercial distribution of the Assay and Product as defined in the applicable Project Agreement. These requirements are high-level and driven by business needs. For clarity, they are not “Design Input Requirements” as defined by the QSRs or in ISO standards.

1.9	“Biomarker” means a biomarker (i.e., the protein, RNA or DNA target) measured by the Assay and Product as specified in the Project Agreement.

1.10	“ARNO Background IP” has the meaning set forth in Section 10.1.

1.11	“ARNO Claims” has the meaning set forth in Section 14.1.

1.12	“ARNO Collaborator” means any Third Party that is working with ARNO with respect to an Assay or Product, and with whom LBS desires to work in accordance with and as specified in the Project Agreement. In no event shall a ARNO Collaborator be a LBS Competitor without LBS’s written consent.

1.13	“ARNO IP” means the ARNO Know-How and any Intellectual Property Rights controlled by ARNO, including Know-How and any Intellectual Property Rights relating to the Drug, and the ARNO Material, provided that ARNO IP shall not include the Project Data or any LBS IP.

1.14	“ARNO Market Countries” means the countries and regulatory jurisdictions identified in the Project Agreement where ARNO is planning to develop and market the Drug as of the applicable PA Effective Date.

1.15	“ARNO Material” means any tangible materials and reagents (including without limitation antibodies, cell lines and Patient Samples) provided by or on behalf of ARNO to LBS for use in the Project.

1.16	“BLS” has the meaning set forth in Section 9.1.

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1.17	“Change of Control” means with respect to a Party (a) any sale, exchange, transfer, or issuance to or acquisition in one transaction or a series of related transactions by one or more Third Parties of shares representing more than fifty percent (50%) of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of such Party or any Affiliate that directly or indirectly controls such Party, whether such sale, exchange, transfer, issuance or acquisition is made directly or indirectly, by merger or otherwise, or beneficially or of record, but excluding the issuance of shares in a financing transaction; (b) a merger or consolidation under relevant applicable laws of the applicable Party or an Affiliate with a Third Party in which the shareholders of such Party or Affiliate that directly or indirectly controls the applicable Party immediately prior to such merger or consolidation do not continue to hold immediately following the closing of such merger or consolidation at least fifty percent (50%) of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of the entity surviving or resulting from such consolidation; or (c) a sale or other disposition of all or substantially all of the assets of such Party to one or more Third Parties in one transaction or a series of related transactions.

1.18	“Clinical Diagnostic Product” means the Analytically Validated Product and/or Prototype Product, as applicable, ordered by ARNO for use in Clinical Trials.

1.19	“Clinical Trial” means a clinical investigation of the Drug undertaken by or in collaboration with ARNO under this Agreement to obtain information relating to patient outcomes and/or patient selection for therapy with the Drug, from which Patient Samples and Patient Data are to be obtained and tested using the Product for purposes of supporting the development of the Product.

1.20	“Commercialization Activities” has the meaning as set forth in Section 9.3.

1.21	“Committee” means the JSC, JDC and/or the JCC.

1.22	“Companion Diagnostic” means an approved in vitro diagnostic that is designed, intended and labeled to assess a Biomarker, the status of which may be used to determine whether a patient will or will not receive; and/or respond favorably to a Drug or other medical treatment, or a degree to which a patient will respond to a Drug or other medical treatment, or an in vitro diagnostic without the use of which said Drug or said other medical treatment cannot be prescribed under FDA rules and regulations.

1.23	“Confidential Information” means all confidential, proprietary information and materials received by or made available to either Party from or by or on behalf of the other Party pursuant to or in connection with this Agreement (including any applicable Project Agreement), including any such information that is communicated by one Party to the other Party in oral, written, graphic, electronic or other form. The terms of this Agreement (including any Project Agreements) are deemed to be the Confidential Information of both Parties.

1.24	“Contractor” has the meaning set forth in Section 4.7.

1.25	“Defaulting Party” has the meaning set forth in Section 13.2.

1.26	“Deliverables” means those items set forth in this Agreement or in a Project Agreement to be delivered in connection with a Project.

1.27	“Deviation” means the process used to document a departure from the documented Device Master Record.

1.28	“Designated Laboratory” has the meaning set forth in Section 7.2.

1.29	“Device Master Record” means the master control record prepared by LBS for a medical device which shall include, or refer to the location of, the following information to the extent required under the Project Agreement: (a) device specifications including appropriate drawings, composition, formulation, component specifications, and software specifications; (b) production process specifications including the appropriate equipment specifications, production methods, production procedures, and production environment specifications; (c) quality assurance procedures and specifications including acceptance criteria and the quality assurance equipment to be used; (d) packaging and labeling specifications, including methods and processes used; and (e) installation, maintenance, and servicing procedures and methods.

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1.30	“Drug” means any ARNO proprietary therapeutic agent or ARNO proprietary therapeutic product.

1.31	“510(k)” means premarket notification submission made to the FDA for a medical device in accordance with the U.S. Food, Drug and Cosmetic Act and the applicable regulations including 21 CFR 807.

1.32	“FDA” means the United Stated Food and Drug Administration.

1.33	“For-cause Inspection” means compliance inspections which are done to investigate a Specific Problem that has come to the attention of ARNO or a Regulatory Authority.

1.34	“FTE” means the equivalent of the work of one qualified LBS employee (or employee of a Contractor) working on a dedicated full time basis in performing work in support of the Project during an hour. The LBS FTEs will be comprised of full time LBS employees (or employees of Contractors) who are appropriately qualified to perform the Project activities for which LBS is responsible.

1.35	“FTE Rate” has the meaning set forth in the SOW.

1.36	“FTE Payment” has the meaning set forth in the SOW.

1.37	“GCP” and “GLP” mean, respectively, the current good clinical practice regulations set forth at 21 CFR Part 50 and 312 and the current good laboratory practice regulations set forth at 21 CFR Part 58, each as amended from time to time, and other FDA regulations and guidelines issued under 21 CFR 10.90 otherwise relating to the conduct of laboratory studies for drug products regulated by the FDA.

1.38	“GMP” shall mean Good Manufacturing Practices as defined in 21 CFR Parts 210 and 211, and Parts 600 through 680.

1.39	“IDE” means an investigational device exemption for a medical device as described in 21 CFR Part 812.

1.40	“Improvement(s)” means any enhancement, invention or discovery which constitutes an improvement to the subject matter of an Intellectual Property Right or Know-How.

1.41	“Indemnifying Party” and “Indemnified Party” has the meaning set forth in Section 14.2.

1.42	“Indication” means the statement of the indication of use of the Product as specified in the applicable Project Agreement.

1.43	“Intellectual Property Rights” means the rights and interests in and to Patents and any other intellectual property rights.

1.44	“Intended Use” means the statement of the intended use of use of the Product as specified in the applicable Project Agreement.

1.45	“ISO” means International Organization for Standardization.

1.46	“Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 8.3.

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1.47	“Joint Development Committee” or “JDC” has the meaning set forth in Section 5.2.

1.48	“Joint Steering Committee” or “JSC” has the meaning set forth in Section 5.1.

1.49	“Know-How” means knowledge, scientific information, formulae, processes, plans, technical information, new product information, test procedures, experience, data, technology, design information and other information and knowledge, regardless of whether or not patentable. The fact that a part of a compilation of data is in the public domain shall not prevent the compilation of data as such, or any one or more of the other elements of the compilation from being Know-How.

1.50	“Labeling” means the statement of the Intended Use of a Product, the Indication and/or the labeling for the Product in any Regulatory Submission or otherwise proposed to or by the Regulatory Authority in connection with any Regulatory Submission for the Product. In a PMA or 510(k), the Labeling includes the “Indications for Use” statement.

1.51	“LBS Background IP” has the meaning set forth in Section 10.3.

1.52	“LBS Competitor” means, for purposes of this Agreement, such entities as can reasonably be regarded as direct participants in the field of development, production and sale of in vitro diagnostics products including, but not limited to, the following entities or their respective Affiliates or any acquirer of the same: F. Hoffmann-La Roche Ltd. (and especially its Roche Diagnostics division); Ventana Medical Systems, Inc.; Agilent Technologies, Inc.; Biocare Diagnostics Ltd.; General Electric Company (and especially its GE Healthcare division); Becton, Dickinson and Company (and especially its BD Biosciences segment); and Abbott Laboratories (and especially the Abbott Molecular business).

1.53	“LBS IP” means the LBS Know-How and any Intellectual Property Rights (including Patents) controlled by LBS, including LBS Know-How and any LBS Intellectual Property Rights relating to the Product (including, but not limited to, patents relating to or arising from the Product), a LBS Companion Diagnostic and/or LBS’s diagnostic platforms and workflow solutions, the Specifications, and the Process(es), provided that LBS IP shall not include the Project Data or any ARNO IP.

1.54	“LBS Know-How” means the Know-How controlled by LBS, including Know-How relating to the Product and/or LBS’s diagnostic platforms and workflow solutions, the Specifications, and the Process(es).

1.55	“LBS Material” means any tangible materials, reagents and tissue samples that is proprietary to LBS and is provided by LBS for use in the Project.

1.56	“Milestone” means the performance of certain specified services, delivery of certain Deliverables or achievement of a stated result.

1.57	“Milestone Fee” means the fee payable upon completion of a Milestone pursuant to the terms of a Project Agreement.

1.58	“Non-Defaulting Party” has the meaning set forth in Section 13.2.

1.59	“Party” means ARNO and LBS, individually.

1.60	“Parties” means ARNO and LBS, collectively.

1.61	“Project Term” has the meaning set forth in the applicable Project Agreement.

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1.62	“Patents” means (a) patents and patent applications in any country or jurisdiction, (b) all direct and indirect priority applications, divisionals, continuations, and continuations-in-part of any of the foregoing, and (c) all patents issuing on any of the foregoing patent applications; together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates and extensions, and applications therefor, of any of (a), (b) or (c).

1.63	“Patient Data” means relevant de-identified and/or anonymous patient medical information associated with each Patient Sample. All such Patient Data shall be ARNO Confidential Information.

1.64	“Patient Sample” means any human tissue, blood, serum or other sample for use in the Project under the Agreement, including but not limited to such human samples from a Clinical Trial.

1.65	“Permitted Recipients” has the meaning set forth in Section 11.1.

1.66	“PMA” means premarket approval application (including a supplement thereto) made to the FDA for a medical device in accordance with section 515 of the U.S. Food, Drug and Cosmetic Act and the applicable regulations including 21 CFR Part 814.

1.67	“Process” means the process by which LBS will manufacture the Clinical Diagnostic Products (including the sampling plans and process descriptions used to manufacture such Clinical Diagnostic Products).

1.68	“Product” means a system containing all or substantially all reagents and software specified in the Project Agreement to be developed by LBS or any LBS Affiliate for the Intended Use for the Indication defined in a Project Agreement in connection with the instrument platform, software and results reporting system sold by or on behalf of LBS to perform the Assay.

1.69	“Project” means the services to be performed by LBS for ARNO in connection with the development of a Product as described in each Project Agreement entered into by the Parties pursuant to this Agreement.

1.70	“Project Agreement” means any given Project Proposal and the related Project Specification pursuant to and subject to this Agreement setting forth a Project, each executed by each Party.

1.71	“Project Data” means any data, documentation and technical or scientific information (whether or not of clinical relevance) resulting from or arising in connection with the Project.

1.72	“Project Specification” means the particular details of a Project pursuant to and subject to this Agreement, setting forth a Project, including Deliverables and where applicable Milestones, and Milestone Fees. Each Project Specification shall be substantially in the form attached as Attachment 1.

1.73	“Project Proposal” means a proposal requested by ARNO and provided by LBS for a Project.

1.74	“Prototype Product” means the prototype version of the Assay adapted on a LBS platform.

1.75	“Providing Party” has the meaning set forth in Section 11.1.

1.76	“QSR” means Quality Systems Regulation, which are cGMP regulations for medical devices, as set forth in 21 CFR Part 820 including applicable national and international standards ISO 9001 and/or ISO 13485:2003, ISO 14971:2007, and ISO 15197:2003, as the same may be amended from time to time.

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1.77	“Regulatory Authority” means any and each governmental authority, including without limitation the FDA, and any division thereof, that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of a Product in any country. With respect to the Drug, Regulatory Authority shall also mean any and each governmental authority, including for example and without limitation, the FDA in the U.S. and the European Medicines Agency in Europe, that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of a Drug in any country.

1.78	“Regulatory Submission” means any submission to or filing with any Regulatory Authority relating to Approval for a Product or Drug, including but not be limited to IDE submissions and Approval Applications.

1.79	“Specific Problem” means a significant problem or concern with respect to the manufacture of the Product that may lead to a field correction, recall and/or market withdrawal of the Product and/or a disruption or shut down of the production of the Product.

1.80	“Specifications” means the final specifications for the Clinical Diagnostic Product covering the design, manufacture, composition, packaging and/or quality control of the Clinical Diagnostic Product that are set forth in the applicable Project Agreement.

1.81	“Statement of Work” or “SOW” shall mean that certain document outlining the work activities, timelines and rates for the Project.

1.82	“Term” has the meaning set forth in Section 13.1.

1.83	“Third Party” means an individual or entity of any nature other than the Parties or their Affiliates.

1.84	“Tissue Samples” means any human tissue sample provided by or for ARNO to LBS under the Agreement, including but not limited to human tissue samples from a Clinical Trial.

2.	Overview. Under this Agreement, from time to time, ARNO may request that LBS perform certain research, development and/or commercial activities, in which case it will send a reasonably detailed request for such activities. The Parties will meet to agree whether it makes sense to perform such activities and, upon written request from ARNO, LBS will develop a reasonably detailed Project Proposal for the performance of the activities. If ARNO notifies LBS of its desire to initiate a Project, the Parties will work in good faith to develop and agree on a Project Agreement in accordance with Section 3 which will include the Project Proposal. The primary purpose of each Project will be related to the development, clinical validation, registration, manufacture and/or ultimate commercialization of a Product for use as an aid in (1) identifying potential responders to ARNO Drugs and/or (2) the selection of patients for treatment with ARNO Drugs, and such other purposes as may be agreed by the Parties.

3.	Project Agreements.

3.1          Project Agreements. Each Project Agreement will be agreed upon by the Parties on a Project-by-Project basis, and may set forth:

(a) the Deliverables of the Project,

(b) the SOW,

(c) any reports required of either Party,

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(d) in the case of FTE-based payments by ARNO to LBS, the projected FTE-hours to be incurred by LBS in the performance of the Project,

(e) in the case of Milestone-based payments by ARNO to LBS, the Milestone Fees and Milestones, including definitions thereof, in the performance of the Project,

(e) draft Specifications and Device Master Record, if applicable, for the Deliverables, including with respect to labeling requirements,

(f) testing requirements for the pre-Approval versions of the Deliverables,

(g) a description of any ARNO Materials to be used by LBS in the performance of the Project (as applicable),

(h) any projected other project costs (as applicable),

(i) identity of any Contractors to be used by LBS in the performance of the Project and description of work to be carried out by such Contractor (as applicable),

(j) as applicable, identity of any ARNO Collaborators to be consulted with by LBS in the performance of the Project, the number of hours of consultation required and the dates on which LBS is required to meet with such ARNO Collaborators,

(k) any modifications of this Agreement, as applied to the particular Project (but not applied any other Project) expressly agreed to in writing by the Parties (as applicable), and

(l) any other matters that the Parties agree are pertinent to the Project (as applicable).

3.2          The Project Agreement will be in the form attached hereto as Attachment 1. The Project Agreement for each Project will only become effective when signed by both Parties, and will then become effective in accordance with its terms, subject to the terms and conditions of this Agreement, and will then be incorporated herein and become a part of this Agreement.

4. Development

4.1          Overall Objectives and Conduct. The Parties will use reasonable efforts to carry out their obligations under this Agreement and any given Project Agreement(s). Subject to the obligation to use reasonable efforts and the other terms and conditions of this Agreement, due to the scientific nature of any given Project, neither Party warrants the feasibility and successful completion of any Project.

4.2          Transfer of ARNO Materials and ARNO Know-How. To the extent necessary or relevant for LBS’s performance of the work according to the Project Agreement, ARNO shall provide to LBS certain ARNO Materials and ARNO Know-How in ARNO’s possession and control as of the applicable Project Agreement Effective Date for use by LBS in performing any given Project on or before the dates required under the SOW. As applicable, ARNO shall be responsible for providing the Patient Samples for use in the Project. LBS agrees that (a) it shall not use such ARNO Materials and ARNO Know-How for any purpose other than exercising any rights granted to it or reserved by it hereunder or under a relevant Project Agreement; (b) it shall not transfer any such ARNO Materials and ARNO Know-How to any Third Party without the prior written consent of ARNO, except as expressly permitted hereby; (c) ARNO shall retain full ownership of all such ARNO Materials and ARNO Know-How; and (d) upon the expiration or termination of this Agreement or the relevant Project Agreement, LBS shall, at the instruction of ARNO, either destroy or return any such ARNO Materials and ARNO Know-How which are not the subject of the grant of a continuing license.

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4.3          Performance by LBS. LBS will use reasonable efforts to perform and complete its obligations under any given Project Agreement, including in accordance with the applicable SOW, and the terms and conditions of this Agreement. LBS will perform each Project in accordance with the relevant applicable laws. LBS will provide the materials (other than the ARNO Materials provided by ARNO), equipment and personnel specified in the Project Agreement (subject to payment by ARNO of the payments in accordance with Article 9).

4.4          Disclosure of Project Data. LBS will report to ARNO all Project Data resulting from the performance of the Project together with other related information that is reasonably necessary to verify and evaluate the Project Data to the extent defined in the applicable Project Agreement. Such Project Data and other related information will be disclosed and delivered to ARNO as they are generated at joint Project review meetings. The Parties will participate in joint Project review meetings, either in person or by teleconference or videoconference, on a monthly basis (or more or less frequently as agreed to by the Parties) or at other times as deemed necessary by the Parties.

4.5          Reports. LBS will provide to ARNO a written report in English describing the Project Data resulting from the performance of each sub-part of the SOW within fifteen (15) business days of completion of such sub-part.

4.6          Storage and Maintenance of Data. During the Project and upon completion of the Project, LBS will store and maintain all Project Data in accordance with relevant applicable laws. In the event that ARNO requires access to the Project Data, LBS will provide ARNO appropriate access upon reasonable notice by ARNO.

4.7          LBS Contractors. In accordance with the applicable Project Agreement (or as approved by the JSC), certain work for which LBS is responsible in furtherance of the Project may be performed by certain third party contractors (“Contractors”). LBS will notify ARNO through the JDC in advance of using any Contractors (and the specific Names and details) in the performance of activities for the Project. LBS will at all times be responsible for the performance of any Contractor. LBS will enter into a written agreement with each Contractor that includes confidentiality obligations at least as stringent as the obligations set forth in Section 11 (each, a “Contractor Agreement”).

5. Governance

5.1          Joint Steering Committee. The Parties will form a committee (the “Joint Steering Committee” or “JSC”) comprised of one (1) representative of each Party designated by such Party. Each Party will be free to replace its representative to the JSC with a new representative, upon prior written notice to the other Parties. Decisions of the JSC shall be by consensus, with each Party having one (1) vote. If the JSC is unable to achieve consensus on an issue within five (5) business days, either Party may escalate the issue to the Alliance Managers (as defined in article 15.11 of this Agreement) for resolution. The SOW will be equitably adjusted to reflect any delays arising from the failure of the JSC to make decisions in a timely manner. The role and responsibilities and decision-making authority of the JSC is to generally manage and optimize the collaboration between the Parties to implement the Agreement and to oversee preparation of the requests, Project Proposals and Project Agreements as set forth in Section 3 and be solely responsible for the approval of the completion of Milestones under any Milestone-base Project. The JSC will have meetings as often as is necessary and is requested by one of the Parties with meeting intervals no longer than three (3) months. Draft minutes of the meetings of the JSC will be generated and circulated to its members within two (2) weeks following each JSC meeting and such minutes will be finalized by the JSC promptly thereafter. The JSC shall not have the authority to amend this Agreement but has the authority to amend Project Agreements to the same extent as the JDC as stated in Section 5.3.

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5.2          Joint Development Committee. The Parties will form a joint development committee (the “Joint Development Committee” or “JDC”) for each Project comprised of two (2) representatives of each Party, to be designated by such Party. Each Party will be free to replace its representative(s) to the JDC with a new representative from a member of its development team, lifecycle team or project team with appropriate qualifications upon prior written notice to the other Party. Decisions of (including approval by) the JDC shall be by consensus, with each Party having one (1) vote. Each member of the JDC will use reasonable efforts to reach consensus as promptly as possible. If the JDC is unable to achieve consensus on an issue within five (5) business days, either Party may escalate the issue to the JSC for resolution. The SOW will be equitably adjusted to reflect any delays arising from the failure of the JDC to make decisions in a timely manner. The JDC will have the role and responsibilities and decision-making authority as set forth below. The JDC will have meetings as often as is necessary and is requested by either of the Parties with meeting intervals no longer than one (1) month. Draft minutes of the meetings of the JDC will be generated and circulated to its members within two (2) weeks following the JDC meeting and such minutes will be finalized by the JDC promptly thereafter. The JDC shall not have the authority to amend this Agreement but has the authority to amend Project Agreements as stated in Section 5.3.

5.3          Responsibilities of the Joint Development Committee. The JDC will: (a) review and report on the progress of the Project including individual Milestones, and ensure that the Project proceeds according to the Project Agreement; (b) ensure the cooperation and participation of the Parties in the performance of the Project and review the recommendations, plans and other activities in support of the Project; (c) coordinate the activities of the Parties to assure that the Project is aligned with Arno’s intended use of the Deliverables; (d) in the case of an Approval Delay, cooperate to resolve such Approval Delay; and (e) approve amendments to the applicable Project Agreement (including the applicable SOW) and oversee regulatory activities with respect to the Product as described further below.

The following decisions require approval of the JDC (which approval will not be unreasonably withheld):

(i)         approval of the Assay User Requirements for the Deliverables (as applicable);

(ii)        selection of the primary antibody or reagents (as applicable) for the Deliverables and any standards for the Deliverables;

(iii)        the Labeling (including but not limited to the “Indication for Use” statement) to be submitted in a Regulatory Submission or otherwise to be presented to a Regulatory Authority for the Product (as applicable);

(iv)       approval of the Regulatory Submission for the Deliverables (including any such modules thereof) that relate to the Intended Use or Indication, or that relate or refer to the Drug) (as applicable);

(v)        approval of Other Product Development Costs; and

(vi)       any changes to the SOW including any changes to the Project Agreement (and corresponding FTE Payments or Milestone Fees, as applicable).

If the JDC, JSC and Alliance Managers are unable to reach an agreement regarding the Approval Application or Labeling, if applicable, then LBS shall have final authority with respect to such decision.

6.         Clinical Trials

6.1        Conduct of Clinical Trials and Availability of Patient Samples. ARNO shall be responsible at no cost to LBS for conducting the Clinical Trials required for a Project, as applicable (including Clinical Trials for any clinical validation of the Product), and providing all Patient Samples and Patient Data necessary for the conduct of the Project, provided however, that ARNO will have the sole discretion as to whether to conduct any such Clinical Trials, and the extent of such Clinical Trials, or otherwise whether to obtain such Patient Samples and Patient Data.

6.2        Clinical Trials and labeling for the Drug. For the avoidance of doubt, LBS, the JDC, the JSC and the Alliance Managers will have no authority over decisions regarding the Clinical Trials, labeling and other regulatory activities and decisions for the Drug. ARNO will have sole responsibility and authority with respect to such activities and decisions.

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6.3         Supply of Clinical Diagnostic Product for Clinical Trials. LBS will manufacture and supply to ARNO’s Designated Laboratory(s) the Clinical Diagnostic Product in the quantity specified in the Project Agreement for use in Clinical Trials for the Drug (in accordance with Section 8.2.1 and the clinical product request agreement, attached to this Agreement as and hereinafter referred to as: “Clinical Product Request Agreement”) .

7.          Regulatory Matters

7.1        Access and Exchange of Information and Data.

(a)        LBS will provide to ARNO such information and data (including performance data for a Product, if applicable) that it possesses or controls and is deemed reasonably necessary to permit ARNO to obtain Approval and other permissions or authorizations from Regulatory Authorities for or associated with the use of the Drug with the Products, and will provide reasonable assistance to ARNO, which costs shall be borne by ARNO provided that they are included in the costs overview in the Project Agreement. ARNO shall consult with LBS on any technical and/or scientific discussions of the diagnostic results obtained with the Product with external advisory boards.

(b)        As reasonably requested by LBS for it to perform and plan its obligations under each Project Agreement, and obtain Approval of the Product from Regulatory Authorities and as otherwise required to provide services relating to Products and Companion Diagnostics, ARNO shall provide LBS with (i) information from the applicable Clinical Trial protocols that include the use of the Product and related documents (including, for example, subject to Section 7.1(c), informed consent forms and the pathology reporting form or any other instructions that will be sent to the Designated Laboratory(s)); (ii) instructions to the Designated Laboratory(s) reasonably necessary and appropriate to facilitate the collection under the Clinical Trial protocol of information which is required by the Regulatory Authorities for obtaining Approval for the Product; and (iii) information and data (which may include performance data for the Product) that ARNO possesses and controls, that is necessary and relevant for LBS to obtain Approval and other permissions or authorizations from Regulatory Authorities for or associated with the use of the Product with the Drug, and will provide reasonable assistance to LBS in connection therewith.

(c)        ARNO shall de-identify and/or anonymize all Patient Data prior to disclosure to LBS and shall disclose such Patient Data solely in accordance with applicable laws.

7.2        Use of Designated Laboratory(s). In accordance with the Project Agreement, it is understood that certain work in furtherance of any given Project will be performed by certain Contractors. In particular, during the Project, the Prototype Product, and Analytically Validated Product, as applicable, will be supplied to one or more Third Party contract laboratory(ies) (the “Designated Laboratory(s)”) selected by ARNO, and which pass any applicable proficiency testing, for the purpose of the Designated Laboratory(s)testing clinical patient samples using the Prototype Product or Analytically Validated Product, as applicable. The results from the use of the Product by the Designated Laboratory(s)will be included in the Project Data. To the extent required under the applicable Project Agreement, LBS will train the Designated Laboratory(s)in the use of the Prototype Product or Analytically Validated Product, including but not limited to the scoring methodology. Before LBS is required to use a specific Designated Laboratory(s), ARNO shall enter into a written agreement reasonably acceptable to LBS that enables either a) the Parties to inspect and audit the Designated Laboratory(ies)’s facility as necessary; or b) LBS to inspect the Designated Laboratory(s)and audit, at LBS’s sole expense, the facilities as necessary; and, in either case,that includes confidentiality obligations at least as stringent as the obligations set forth in Section 11 (each, a “ Designated Laboratory(s)Agreement”).

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7.3        Regulatory Activities and Submissions Generally. The Parties will confer and cooperate with one another through the JDC (or, as directed by the JDC, through a Subcommittee) and in accordance with this Article 7.3 with respect to all dealings with Regulatory Authorities and with all aspects of Approval for each Product as applicable, including discussions regarding the regulatory documentation to be filed, the decision as to whether to make such filings and the timing of such filings. LBS will report to the JDC regarding the status of each pending or proposed Regulatory Submission for the Product and will provide the JDC with copies of all correspondence LBS receives from the Regulatory Authorities relating to the clinical validation part of the Regulatory Submission for any given Product (or other correspondence that references any given Drug or that concerns the Labeling of any given Product), and will keep the JDC informed on an ongoing basis regarding the schedule and process for the preparation of Regulatory Submissions for any given Product, and will provide working drafts of proposed Regulatory Submissions related to the clinical validation part of the Regulatory Submission for any given Product (or other parts of the Regulatory Submission that reference any given Drug or that concerns the Labeling of any given Product) to the JDC to provide ARNO an opportunity to review and comment on such drafts. Likewise, ARNO shall provide working drafts of proposed labeling for any given Drug that references any given Product to the JDC to provide LBS an opportunity to review and comment on such drafts. The purpose of such interaction is to identify and resolve any potential concerns in advance of the proposed filing of such Regulatory Submission. In accordance with the foregoing, LBS will not be obliged to provide to ARNO copies of such correspondence and drafts that pertain to the manufacturing or preclinical sections of the Regulatory Submissions (that do not include information with respect to the clinical validation or Labeling of any given Product and/or references to any given Drug), as ARNO acknowledges that the manufacturing and preclinical part of the Regulatory Submission may contain proprietary information (for example, manufacturing methods) that may not be necessary to share for the purpose of this Agreement. All references to any given Drug in Regulatory Submissions and other correspondence with Regulatory Authorities by LBS for the corresponding Product will be subject to the prior written approval of the JDC. The Labeling to be submitted in a Regulatory Submission and/or approved by the applicable Regulatory Authority for any given Product will be subject to the prior written approval of the JDC. In the absence of a response, ARNO shall be deemed to approve any materials submitted to the JDC under this Section 7.3 that are not approved within thirty (30) days after such submission.

7.4        Regulatory Activities and Submissions in the U.S. If specified in any Project Agreement, LBS will be responsible for the preparation of all documentation necessary for a (complete) PMA submission for any given Product in accordance with the applicable Project Agreement. Not less than thirty (30) days prior to PMA submission, LBS will provide ARNO with a draft of the PMA submission and supporting materials for review and comment. Subject to Section 6.1, LBS will be responsible for providing, in the format required by the FDA, the data and information required to be submitted in connection with the PMA submission required for PMA Approval of any given Product by the FDA. The PMA submission will be filed by LBS in LBS’s name and LBS shall be the owner of such PMA submission for any given Product unless otherwise agreed in the applicable Project Agreement. LBS will keep ARNO informed about the process. LBS shall use reasonable commercial efforts to provide ARNO with at least thirty (30) days’ advance notice of any material meeting with the FDA which is for the purpose of obtaining PMA Approval for any Product, and ARNO may elect to send one person reasonably acceptable to LBS to participate as an observer (at ARNO’s sole cost and expense) in such meeting. In addition, LBS shall promptly provide ARNO with copies of any material documents or other correspondence received from the FDA directly related to any Product. The Parties will coordinate the development activities and Regulatory Submissions for any given Product in the U.S. with the objective of assuring that any given Product is Approved and commercially available in the U.S. at the time that FDA approval is first obtained for an Indication or other labeling for any given Drug that references the corresponding Product. In the case of an Approval Delay, the Parties will cooperate to assure that any given Product is Approved and commercially available as soon as practicable after such Approval of the corresponding Drug. Subject to the terms and conditions of this Agreement and specified in any Project Agreement, LBS will use reasonable efforts to obtain PMA Approval of the Product by the FDA, so long as ARNO desires to obtain such PMA Approval.

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7.5        Regulatory Activities and Submissions in the Other ARNO Market Countries. LBS will be responsible for the preparation and filing of all documentation necessary for a complete Regulatory Submission for any given Product in the other ARNO Market Countries. LBS will provide, in the format required by the Regulatory Authority, the data and information to be submitted for Approval of any given Product by the Regulatory Authority. The Parties will coordinate the development activities and Regulatory Submissions for any given Product in such ARNO Market Countries with the objective of assuring that the Product is Approved and commercially available in the ARNO Market Countries at the time that Approval is first obtained in a ARNO Market Country for the Indication or other labeling for any given Drug that references the corresponding Product, in accordance with ARNO’s worldwide clinical development and commercialization plans for any given Drug and the applicable Project Agreement.

7.6        Regulatory Activities and Submissions Outside ARNO Market Countries. If ARNO desires LBS to make any given Product commercially available in a particular country outside the ARNO Market Countries, then ARNO shall notify LBS in writing of such desire and give LBS a reasonable period of time to decide whether it wishes or is able to do so, and if this is the case, then the Parties shall amend the applicable Project Agreement or establish an additional Project Agreement, which will specify the activities and associated costs required to pursue and obtain Approval for the Product in countries or regulatory jurisdictions outside the ARNO Market Countries. In such case, subject to the terms and conditions of this Agreement, LBS shall be granted a reasonable period of time to obtain such Approval and LBS shall use commercially reasonable efforts to obtain Approval of the Product in such other countries or regulatory jurisdictions, so long as ARNO desires to obtain such Approval. To the extent possible, the Parties shall coordinate the development activities and Regulatory Submissions for the Product outside the ARNO Market Countries with the objective of assuring that the Product is Approved and commercially available in such countries at the time that Approval is first obtained in such countries for an indication or other labeling for the Drug that references the Product. In the case of an Approval Delay, the Parties shall cooperate to assure that the Product is Approved and commercially available as soon as practicable after such Approval of the Drug. If LBS, in its discretion, decides that it will not make the Product commercially available in a particular country outside the ARNO Market Countries despite ARNO’s request to have LBS do so, LBS may choose to either (i) identify a distributor to make the Product available in any such country or (ii) provide to ARNO components of the Product reasonably necessary to enable ARNO or its designee to develop a manual test for the Assay. Under no circumstances shall such components include the instrument platform, software and/or results reporting system used in performing the Assay.

7.7        Right of Reference. ARNO will have the right to use and reference LBS’s Regulatory Submissions in connection with the development (including regulatory filings) and commercialization of any given Drug. In the case where ARNO makes any Regulatory Submissions, LBS shall have the right to use and reference such Regulatory Submissions in connection with the development (including regulatory filings) and commercialization of any corresponding Products. Each Party will provide such written authorizations to the other Party as reasonably necessary to carry out the intent of this Section 7.7.

7.8        Approval Delays. If any given Product is not Approved on or before the date the corresponding Drug is Approved notwithstanding LBS’s reasonable efforts to obtain such Approval, the Parties will cooperate to assure that such Product is Approved and commercially available as soon as practicable after such Approval of the corresponding Drug.

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7.9        Inspections; Audits. ARNO (either by itself or through a Third Party reasonably acceptable to LBS) will have the right to at any time, by providing twenty-four (24) hours prior notice to LBS conduct a For-cause Inspection of LBS’s Product manufacturing processes and facilities. Additionally, ARNO will have the right, during normal business hours, upon reasonable notice (which shall be no less than thirty (30) days prior notice) to inspect and audit LBS’s Product manufacturing process and facilities; provided, however, that such inspection, audit or investigation shall not unreasonably interfere with the operations at the Product production facility. LBS will cooperate in any such inspection, audit or investigation. In connection with any such inspection or audit, LBS shall have no obligation to provide ARNO and/or a Third Party access to LBS confidential information related to any other LBS product that is not a Product or to any facilities that are involved in the manufacture of a Product. Additionally, LBS will inform ARNO within five (5) business days of any audit or inspection by any Regulatory Authority which directly or indirectly relates to any given Product or manufacturing facility involved in the production of a Product, and LBS will promptly provide to ARNO in writing the results of any such audits or inspections.

7.10      Medical Device Reporting Events. After Approval of the Product, on an ongoing basis, LBS will be responsible for reporting any Medical Device Reporting Events for any given Product to the applicable Regulatory Authority(ies), with a copy of such report given simultaneously to ARNO, in accordance with 21 C.F.R. Part 803.1 et. seq. in the United States, and corresponding regulatory standards as may be required by other Regulatory Authorities as applicable.

7.11      Medical Inquiries.

(a)         LBS will respond to and answer reasonable medical questions and inquiries from members of the medical profession and consumers regarding any given Product directed to either Party. ARNO shall comply with the directions and policies reasonably established by LBS in connection therewith, including, but not limited to, routing all requests for written responses to medical inquiries regarding any given Product or any other LBS product to LBS for answers.

(b)        ARNO will respond to and answer medical questions and inquiries from members of the medical profession and consumers regarding any given Drug directed to either Party. LBS will comply with the directions and policies reasonably established by ARNO in connection therewith, including, but not limited to, routing all requests for written responses to medical inquiries regarding the Drug to ARNO for answers.

7.12.     Product and Drug Complaints.

(a)         LBS will have the sole authority and responsibility for: (i) investigating and responding to any complaints relating to any given Product, (ii) reporting any complaints relating to any given Product that are required to be reported to the applicable Regulatory Authority(ies) and (iii) subject to the other terms and conditions of this Agreement and the applicable Project Agreement, responding to any Regulatory Authority inquiries regarding any given Product.

(b)         ARNO will have the sole authority and responsibility for: (i) investigating and responding to any complaints relating to any given Drug, (ii) reporting any complaints relating to the Drug that are required to be reported to the applicable Regulatory Authority(ies) and (iii) responding to any Regulatory Authority inquiries regarding a Drug complaint.

7.13.    Recalls.

The Parties each agree to share with each other any information that might lead to a field corrections, recalls, and market withdrawals of any given Drug or any given Product, within twenty-four (24) hours of its receipt of such information.

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(a)         LBS will have the responsibility to handle all field corrections, recalls, and market withdrawals of the Product in accordance with applicable law at LBS’s cost and expense; provided that in all cases, unless otherwise required to comply with any applicable laws or any decision, order, request or directive of a Regulatory Authority, or as necessary to protect the health and safety of patients (as LBS determines in its reasonable discretion), LBS will release no communication to the public regarding a Product field correction, recall or market withdrawal without first providing ARNO with the opportunity to review and comment on such communication, and provided further that if ARNO does not respond to LBS’s request for review and comment within twenty-four (24) hours (or such shorter time as LBS reasonably requests), LBS shall be free to release such communications.

(b)         ARNO shall have the responsibility to handle all field corrections, recalls, and market withdrawals of any given Drug in accordance with applicable law at ARNO’s cost and expense; provided that in all cases, unless otherwise required to comply with any applicable laws or any decision, order, request or directive of a Regulatory Authority, or as necessary to protect the health and safety of patients (as ARNO determines in its reasonable discretion), ARNO shall release no communication to the public regarding a Drug field correction, recall or market withdrawal without first providing LBS with the opportunity to review and comment on such communication, and provided further that if LBS does not respond to ARNO’s request for review and comment within twenty-four (24) hours (or such shorter time as ARNO reasonably requests), ARNO will be free to release such communications.

8         Manufacture, Supply and Commercialization of Product

The obligations of ARNO under this Section 8 and under the foregoing Section 7 will only apply to the extent that ARNO, at its reasonable discretion, desires to continue the applicable development and Approval of any given Product. ARNO shall provide LBS prompt notice of any decision to cease applicable development and Approval.

8.1         Commercialization.

(a) Subject to the provisions in Section 7, the Parties, through the JCC, will coordinate the development activities and Regulatory Submissions for any given Product in the ARNO Market Countries with the objective of assuring that any given Product is Approved and commercially available in the ARNO Market Countries at the time that Approval is first obtained in a ARNO Market Country for an indication or other labeling for any given Drug that references its corresponding Product, in accordance with ARNO’s worldwide clinical development and commercialization plans for the applicable Drug and the applicable Project Agreement.

(b) If ARNO desires LBS to make any given Product commercially available in a country outside the ARNO Countries, ARNO shall notify LBS in writing of such desire giving LBS a reasonable period of time to decide whether it is able to do so, (LBS will make commercially reasonable efforts to fulfill such request and will not unreasonably withheld its approval thereof), and if this is the case, LBS will obtain the necessary Approval as set forth in Section 7.6 and take the necessary steps using commercially reasonable efforts in order to make the Product commercially available in such country within a reasonable period, with the objective of assuring that the Product is Approved and commercially available in such country at the time that Approval is first obtained in the country for an indication or other labeling for any given Drug that references a corresponding Product.

(c) LBS will provide the Approved Product at competitive pricing in given countries and subject to local reimbursement rules in that country.

(d) Subject to LBS’s obligation in Section 8.1(c), LBS shall have authority over decisions regarding the marketing, promotion, distribution, sale and other commercialization activities and decisions for any given Product.

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(e) It is agreed that any commercialization will be contingent on and subject to a commercialization agreement, including any necessary license(s) to Arno IP and Arno Background IP, to be entered into by the Parties, and that this Agreement does not provide LBS with the right to or license to commercialize any Product.

8.2         Supply of Product to ARNO for Development Purposes. The Parties will work together in good faith to negotiate additional terms, to govern the manufacture and supply of each Product to be supplied under a Project Agreement. During the Term, LBS will supply to ARNO Clinical Diagnostic Product for use in Clinical Trials in accordance with and subject to LBS’s standard supply terms and Clinical Product Request Agreement. Alternatively, upon request by ARNO, LBS will ship such Clinical Diagnostic Product to one or more Designated Laboratory(s) or investigator(s) designated by ARNO. Any Product used by ARNO and/or the Designated Laboratory(s) shall be used in accordance with all applicable laws. Such Product supplied to ARNO and/or any clinical laboratory(ies) (including any Designated Laboratory(s)) or investigator(s) designated by ARNO under this Section 8.2 shall be at a price set forth in the Project Agreement.

8.3         Joint Commercialization Committee. Upon request by either Party, the Parties will form a joint commercialization committee (the “Joint Commercialization Committee” or “JCC”) comprised of two (2) representatives of each Party, to be designated by each Party in its sole discretion but will include at least one (1) representative responsible for marketing from each Party. Each Party will be free to replace its representative to the JCC with a new representative, upon prior written notice to the other Party. The JCC will have the role and responsibilities as set forth in Section 8.4, unless otherwise mutually agreed in writing by the Parties.

8.4         Role and Responsibilities of the Joint Commercialization Committee. The JCC will coordinate the activities of the Parties with respect to the marketing and distribution of any given Product in order to: (a) supply, market, promote, distribute and otherwise commercialize any given Product and its corresponding Drug; (b) make any given Product and its corresponding Drug commercially available and to supply and sell any given Product and its corresponding Drug consistent with commercial demands; (c) discuss, coordinate and align the launch, marketing and commercialization of the any given Product and its corresponding Drug, including the exchange of information on the objectives, methodology, considerations, expectations and forecasted sales of the Drug and the corresponding Product; (d) coordinate LBS’s plans for supporting the marketing, promotion, distribution and sale of any given Product, such as sales training (including training for ARNO sales representatives), promotion, customer service, support and education activities as and to the extent required under this clause 8; and (e) discuss and monitor access and reimbursement issues for any given Product and its corresponding Drug.

8.5         Responsibility for the Drug. For the avoidance of doubt, LBS and the JCC will have no authority over decisions regarding the marketing, promotion, distribution, sale, labeling and other commercialization activities and decisions for any given Drug. ARNO shall have sole responsibility and authority with respect to such activities and decisions.

9.           Payments

9.1         Payments for Performance of Time-and-Materials Projects. As consideration for LBS’s performance of any given time-and-materials Project in accordance with the applicable Project Agreement, ARNO shall reimburse LBS for the FTE costs and out of pocket costs incurred by LBS in performance of any given Project in accordance with the applicable Project Agreement. The projected FTE costs and material costs for the conduct of the Project will be set forth in the Project Agreement. ARNO will reimburse LBS for the FTE costs and other out of pocket costs incurred by LBS for Additional Work, being activities not included in the Project Agreement, and approved by the JDC/JCC (as applicable). LBS may increase the FTE Rate on an annual basis upon thirty (30) days’ notice to ARNO to reflect increases in its labor costs (including salary and benefits) in accordance with the average consumer price data index as published by the Bureau of Labor Statistics of the U.S. Department of Labor (“BLS”).

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9.2         Payments for Performance of Milestone-based Projects. As consideration for LBS’s performance of any given Milestone-based Project in accordance with the applicable Project Agreement, ARNO shall pay the appropriate Milestone Fee to LBS upon (1) completion of the applicable Milestone and approval by the JSC, which approval shall occur within three (3) business days of presentation of supporting evidence of Milestone completion to the JSC, and (2) delivery by LBS to ARNO of an invoice for said Milestone Fee. LBS may increase the FTE Rate (if any) specifically included in a Milestone Fee on an annual basis upon thirty (30) days’ notice to ARNO to reflect increases in its labor costs (including salary and benefits) in accordance with the average consumer price data index as published by the BLS. In the event a Milestone payment is disputed, then the dispute shall be elevated to the CMO of Arno and the VP of Pharma Partnerships of LBS for resolution within five (5) days. If the dispute remains unresolved, then the dispute may be arbitrated pursuant to Section 15.12.

9.3         Travel. For time-and-materials Projects, ARNO shall reimburse LBS for any pre-approved travel and related costs for LBS’s representatives to attend meetings of the JSC and JDC. ARNO shall reimburse LBS for the travel and related costs for LBS’s representatives to travel to Designated Laboratory(s) selected by ARNO under Section 7.2, for the travel and related costs for LBS’s representatives to travel to meetings with regulatory authorities, and any travel associated with Additional Work to the extent that (i) such travel and related costs that have been preapproved in writing by ARNO; (iii) such costs are made in accordance with ARNO’s employee travel and expense policy; and (iv) such travel is exclusively for the execution of the Project. ARNO shall pay for travel time spent by LBS’s employees, representatives and Contractors at half of the FTE Rate and at a maximum of eight (8) hours per day. It is explicitly agreed that the travel time and costs associated therewith are not included in the cost overview included in any given time-and-materials Project Agreement and shall not be subject to the total amounts for all the activities in the Project as indicated in the budget, whereby the FTE rate may be indexed according to article 9.1. For avoidance of doubt, for Milestone-based Projects, ARNO shall not reimburse LBS for travel unless expressly stated otherwise in the applicable Project Agreement.

9.4         Commercialization Payments. If specified in a Commercialization Project, ARNO shall pay to LBS any costs, internal or otherwise, that LBS actually incurs which were preapproved in writing by ARNO in conducting commercialization activities, which may include sales training (including training for ARNO sales representatives), promotion, customer service, support and/or education activities with respect to any given Product, including without limitation: a joint key opinion leader program where ARNO and LBS address a joint customer base (for example, a program directed towards pathologists and oncologists); joint presentations by LBS and ARNO at conferences or other venues; and education activities regarding any given Drug and its corresponding Product (such activities being the “Commercialization Activities”).

9.5         Milestone Payments. Each Project Agreement may specify reasonable Milestone Fees to be paid by ARNO to LBS in connection with the applicable Project.

9.6         Invoicing and Payment

9.6.1      For time-and-materials Projects, LBS will invoice ARNO for the performed activities as described in the Project Agreement on a monthly basis. For Milestone-based Projects, LBS will invoice ARNO for the performed activities as described in the Project Agreement upon approval of the completion of a given Milestone by the JSC, which approval shall occur within three (3) business days of presentation of supporting evidence of Milestone completion to the JSC. In the event a Milestone payment is disputed, then the dispute shall be elevated to the CMO of Arno and the VP of Pharma Partnerships of LBS for resolution within five (5) days. If the dispute remains unresolved, then the dispute may be arbitrated pursuant to Section 15.12.

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9.6.2     All payments shall be made in U.S. Dollars. Terms of payment shall be thirty (30) days from the date of invoice. Payment shall be effected by bank transfer.

9.6.3     All undisputed invoices which are payable under this Article 9 for which payments are not made when due shall automatically bear an interest, calculated from the date such payment was due at the annual rate of 3% above the applicable EURIBOR rate.

10.         Intellectual Property

10.1      Ownership and Control of ARNO Background IP. ARNO retains ownership and control of the ARNO Material, ARNO IP and ARNO Know-How, including any Improvement in such ARNO IP regardless of whether the Improvement occurs during the Term of this Agreement (collectively “ARNO Background IP”). LBS shall receive no rights to utilize ARNO Background IP, or rights with respect to use of ARNO Background IP, except as expressly set forth herein. ARNO, at its sole expense and acting through patent attorneys or agents of its choice, shall be responsible for the preparation, filing, prosecution and maintenance of all Patent rights relating to ARNO Background IP. At ARNO’s request, LBS shall reasonably cooperate with and assist ARNO, at ARNO’s expense, in connection with such activities.

10.2      License of ARNO Background IP to LBS. For any given Project, ARNO will grant to LBS (and its authorized Contractors) a limited, non-transferable, nonexclusive, worldwide, royalty free, fully-paid-up license to use necessary and specified ARNO Background IP solely for the purpose to perform such Project during the term of the Project. LBS will (i) use the ARNO Background IP in compliance with applicable laws; (ii) not disclose the ARNO Background IP to any Third Party (other than to LBS’s Contractors in accordance with Section 4.7, or to successors and permitted assigns in accordance with Section 15.1) and/or (iii) not use the ARNO Background for any purpose other than to perform the Project. Upon request by ARNO, LBS will return to ARNO any unused or reusable ARNO Materials that LBS does not require to perform the Project.

10.3      Ownership and Control of LBS Background IP. LBS retains ownership and control of the LBS Material, LBS IP, and LBS Know-How, including any Improvement in such LBS IP regardless of whether the Improvement occurs during the Term of this Agreement or thereafter (collectively “LBS Background IP”). ARNO shall receive no rights to utilize LBS Background IP, or rights with respect to use of LBS Background IP, except as expressly set forth herein. LBS, at its sole expense and acting through patent attorneys or agents of its choice, shall be responsible for the preparation, filing, prosecution and maintenance of all Patent rights relating to LBS Background IP. At LBS’s request, ARNO shall reasonably cooperate with and assist LBS, at LBS’s expense, in connection with such activities.

10.4      License of LBS Background to ARNO. For any given Project, LBS will grant to ARNO a limited, non-transferable, nonexclusive, worldwide, royalty free, fully paid-up and with the right to sublicense, license to use necessary and specified LBS Background IP solely for the purpose to perform such Project during the term of the Project. ARNO will (i) use the LBS Background IP in compliance with applicable laws; (ii) not transfer the LBS Background IP to any Third Party (other than to ARNO Collaborators in accordance with Section 4.7, or to successors and permitted assigns in accordance with Section 15.1); and/or (iii) not use the LBS Background for any purpose other than to perform the Project. Upon request by LBS, ARNO will return to LBS any unused or reusable LBS Materials that ARNO does not require to perform the Project.

10.5      Ownership and Use of Project Data; Technology Developed in Projects.

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(a)         Subject to Section 10.6 and de-identification of Patient Data per Section 7.1(c), the Project Data will be jointly owned by the Parties, and will be deemed to be Confidential Information of both Parties and will be used and disclosed by the Parties solely for the purposes and solely to the extent expressly permitted, and subject to the limitations, under this Agreement and the Project Agreement. Accordingly, each Party will be considered the Receiving Party with respect to the Project Data and will be subject to all of the restrictions and obligations of this Agreement with respect to the disclosure and use of such Project Data to the same extent as applicable to Confidential Information disclosed to such Party by the other Party. Each Party consents to the other Party using the Project Data as permitted in this Agreement.

(b)         Except for the purposes of performing the Project and the development and commercialization of the Product under the terms and conditions of this Agreement, LBS will not use or disclose any Project Data that include or are based upon data from the testing of any Patient Samples (using the Assay or Product or otherwise) and/or that relate to the Drug for any other purpose, without the prior written approval of ARNO.

(c)         ARNO shall not use any results or Project Data that are developed solely by LBS that are specific to the manufacture, analytical validation and/or materials used in a Product derived from a specific Project in connection with the development or commercialization of any Companion Diagnostic other than for the corresponding Drug specified in the Project except in the case that the results and/or Product derived from a specific Project is applicable to another, similar Drug that could utilize such Product, in which case, ARNO will be entitled to use said results for said similar Drug as specified in an additional Project Agreement.

(d)         LBS shall not use any results or Project Data that are developed by LBS that are specific to the analytical validation of a Product derived from a specific Project in connection with the development of any Companion Diagnostic other than for the corresponding Drug specified in the Project. For avoidance of doubt, the use of LBS platform technology, LBS Background IP or LBS technology with general applicability is not limited by the foregoing sentence.

(e)         Except for the purposes of performing a Project under the applicable Project Agreement under this Agreement, LBS will not use or disclose the Project Data for any purpose other than the LBS Purpose, without the prior written approval of ARNO.

(f)         Each Party shall promptly provide the other Party with written notice concerning all technology and Intellectual Property Rights that are conceived, made or developed in the course of carrying out a Project by employees or consultants of either of them or their Affiliates, alone or jointly with employees or consultants of the other Party or its Affiliates. ARNO hereby assigns to LBS all right, title and interest it may have in any Improvements in LBS IP derived from any Project. LBS hereby assigns to ARNO all right, title and interest it may have in any Improvements in ARNO IP derived from any Project.

(g)         In case of a dispute between the Parties over inventorship of technology and/or Intellectual Property Rights that is conceived, made or developed in the course of carrying out a Project, it shall be resolved by independent patent counsel, not otherwise engaged by either of the Parties, selected by the JSC. Expenses of such independent patent counsel shall be shared equally by the Parties.

10.6      Enforcement of ARNO Background IP and ARNO Patents relating to a Drug and Defense of Claims.

(a)         In accordance with a given Project, ARNO will have the sole and exclusive right (but not the obligation), at its sole expense, to enforce ARNO Background IP and ARNO Patents relating to the any given Drug. ARNO shall keep LBS periodically informed regarding such enforcement relating to a corresponding Drug specified in the Project, both prior to and during any such enforcement. LBS will reasonably assist ARNO upon request and at ARNO’s sole expense in taking action to enforce the ARNO Background IP and Patents against infringers (including without limitation by joining as a party plaintiff and executing such documents as ARNO may reasonably request). All monies recovered upon the final judgment or settlement of any such action will be used first, to reimburse the costs and expenses (including reasonable attorneys’ fees and costs) of ARNO, with the remainder to be retained by ARNO. In the event LBS becomes aware of any possible infringement or unauthorized possession, knowledge or use of any ARNO Background IP or ARNO Patents relating to the any given Drug, LBS Party shall promptly notify ARNO and provide it with such information.

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(b)         In the event that any action, suit or proceeding is brought alleging the infringement of ARNO Background IP or ARNO Patents relating to the any given Drug or Intellectual Property Rights of a Third Party by reason of the discovery, development, manufacture, use, sale, importation or offer for sale of a Product or use of ARNO Background IP and ARNO Patents relating to the any given Drug, ARNO shall have the option to assume control of the defense of any action, suit or proceeding which principally relates to the use of ARNO Background IP or ARNO Patents relating to the any given Drug . The Parties will give each other prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish each other a copy of each communication relating to the alleged infringement. LBS will reasonably assist ARNO upon request and at ARNO’s sole expense in connection with such action, suit or proceeding.

11.         Confidentiality

11.1       Nondisclosure and Restriction on Use. During the Term (as defined in Section 13.1), and for a period of seven (7) years thereafter, each Party (the "Receiving Party") will maintain all Confidential Information of the other Party (the "Providing Party") as confidential and will not disclose any such Confidential Information to any Third Party or use any Confidential Information for any purpose other than the purpose of this Agreement, except (a) as expressly authorized by this Agreement, or (b) to its Affiliate(s), employees, agents, consultants, sub-contractors and other representatives, who have a need to know such Confidential Information for purposes of this Agreement and who are bound by written obligations no less restrictive than those set forth herein to keep such information confidential and restricting the use of such information (collectively, “Permitted Recipients”). The Receiving Party may use such Confidential Information of the other Party only to the extent required to fulfill its obligations or exercise its rights under this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its Permitted Recipients do not disclose or make any unauthorized use of such Confidential Information. For avoidance of doubt it is understood that Confidential Information received under a Project Agreement shall be subject to this Article 11.

11.2      Exceptions. Subject to and without limiting Section 10.5, the obligations of the Receiving Party under this Agreement shall apply to all Confidential Information of the Providing Party it receives or that is generated hereunder, except for information that:

(a)         was already in the possession of Receiving Party or its Affiliates prior to its receipt under or in connection with this Agreement, provided such information or data was not obtained directly or indirectly from the Providing Party under an obligation of confidentiality;

(b)         is or becomes part of the public domain by reason of acts not attributable to the Receiving Party or its Affiliate(s), employees, agents, consultants or other representatives who have received such Confidential Information;

(c)         is or becomes available to Receiving Party or Affiliates from a source other than the Providing Party which source, to the best of Receiving Party’s knowledge, has rightfully obtained such information and data, and has no obligation of non-disclosure or confidentiality to the Providing Party with respect thereto; or

(d)         has been independently developed by the Receiving Party or its Affiliates, their employees, without use, aid or application of the Confidential Information of the Providing Party and without breach of this Agreement or use of any Confidential Information of the Providing Party.

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11.3       Authorized Disclosure. Confidential Information may also be disclosed by the Receiving Party to the extent such disclosure is required to comply with applicable laws and/or a court order, provided that the Receiving Party gives prior notice to the Providing Party regarding such disclosure and cooperates in efforts of the Providing Party to obtain confidential treatment of such disclosure to the maximum extent permitted by applicable laws.

11.4       Terms of this Agreement. The Parties acknowledge that the terms and contents of this Agreement (including the Attachments hereto) shall be treated as Confidential Information of both Parties, provided, however, that either Party may make disclosure of the existence of this Agreement and Project Agreements hereunder as well as certain key provisions (total value, drug, product and term) to any investors, prospective investors, acquirers, potential acquirers, lenders and other potential financing sources who are obligated to keep such information confidential. Disclosure of the Agreement to an LBS Competitor or competitor of ARNO shall require approval of LBS or ARNO, respectively, which shall not be unreasonably withheld, and if approval is reasonably withheld, the Party seeking disclosure may disclose that an agreement exists, plus a general description of the agreement that does not contain any economic terms.

11.5       Publicity. Upon the execution of this Agreement, either Party may issue a press release announcing the existence or terms of this Agreement, provided that the other Party will agree in writing on the content of such press release in advance. However if, in the reasonable opinion of such Party’s counsel, a public disclosure is required by applicable laws, or court order, the disclosing Party will provide copies of the disclosure reasonably in advance of such filing or other disclosure for the other Party’s prior review and comment, and the other Party will provide its comments as soon as practicable. No disclosure permitted by this Section 11.5 shall contain any Confidential Information of the other Party unless otherwise permitted in accordance with Article 11.

11.6       Use of Name. No right, express or implied, is granted to either Party by this Agreement to use in any manner any trademark, logo or tradename of the other Party without the prior written consent of the owning Party, except as expressly provided herein. Neither Party will make, place or disseminate any advertising, public relations, promotional material or any material of any kind using the Name of the other Party and/or any subsidiary or Affiliate of the other Party or using their trademark, logo or trade Name, without the prior written approval of the other Party.

11.7       Publications. Any Party seeking to publish or present Project Data (“Submitting Party”) must obtain prior written approval of the other Party (“Reviewing Party”). The Submitting Party will provide the Reviewing Party with the any proposed abstract, manuscript or presentation which discloses Project Data not less than 30 days before its intended submission for publication or presentation. The Reviewing Party will then have 30 days from its receipt of any such abstract, manuscript or presentation in which to object to all or any part of the disclosure. The Submitting Party agrees to delete from the proposed disclosure any Confidential Information of the Reviewing Party upon request. Notwithstanding the foregoing, no Party will unreasonably withhold, delay or condition its consent with respect to the disclosure of the Project Data in any such proposed disclosure.

11.8       Prior NDA. This Agreement supersedes any applicable prior Confidentiality and Non-Disclosure Agreement (“NDA”) and information disclosed by any Party prior to the Effective Date that would be Confidential Information (as defined in the prior NDA) under the terms and conditions of the Prior NDA shall be deemed Confidential Information under this Agreement and shall be governed by the terms and conditions of this Agreement.

12.         Representations, Warranties and Covenants

12.1       Representations, Warranties and Covenants of LBS. LBS represents and warrants to and covenants with ARNO that:

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(a) as of the Effective Date, LBS is a company duly organized, validly existing and in corporate good standing under the laws of England and Wales;

(b) LBS has the corporate and legal right, authority and power to enter into this Agreement, and to extend the rights granted to ARNO in this Agreement;

(c) LBS has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of LBS, enforceable in accordance with its terms;

(e) the performance of LBS’s obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party; and no Third Party has, or has an option to have, any rights in the Project Data that would limit, encumber or conflict with LBS's obligations under this Agreement or the rights granted to ARNO under this Agreement;

(f) LBS will not during the Term enter into any agreements, contracts or other arrangements with others that would be in conflict with or in derogation of ARNO’s rights and licenses under this Agreement or LBS’s obligations under this Agreement;

(g) LBS has enforceable written agreements with all of its employees (and any of its Permitted Recipients) who receive ARNO Confidential Information and/or perform activities under this Agreement assigning to LBS ownership of all Intellectual Property Rights created in the course of their employment and/or engagement;

(h) LBS at all times shall hold any and all rights to the LBS IP sufficient to grant the licenses and other rights granted to ARNO hereunder and as of the Effective Date free from any liens, encumbrances, and/or other rights of Third Parties, (x) LBS has not received written notice from any Third Party alleging that the use of the LBS Material or LBS IP contemplated to be used under this Agreement infringes the issued and non-expired patent of any Third Party, and (y) to the best knowledge of LBS without any duty of investigation, neither the use of the LBS Material nor the LBS IP hereunder infringes, misappropriates or otherwise violates a valid issued patent, trade secret or other intellectual property or contractual right of any Third Party;

(i) as of the Effective Date there is no legal proceeding pending or, to the best knowledge of LBS, threatened that is reasonably likely to have a material adverse effect on LBS's ability to perform its obligations under this Agreement; and

(j) none of LBS, its officers, directors and employees who are materially involved in the performance of this Agreement shall be a person or party identified as a prohibited, denied or debarred party on a list maintained by the United States or a similar list of an applicable Regulatory Authority, or otherwise precluded from performing under this Agreement.

12.2      Representations, Warranties and Covenants of ARNO. ARNO represents and warrants to and covenants with LBS that:

(a) as of the Effective Date, ARNO is a corporation duly organized, validly existing and in corporate good standing under the laws of the Delaware;

(b) ARNO has the corporate and legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to LBS in this Agreement;

(c) ARNO has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(d) upon the execution and delivery of this Agreement, this Agreement constitutes a valid and binding obligation of ARNO, enforceable in accordance with its terms;

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(e) the performance of ARNO’s obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party; and no Third Party has, or has an option to have, any rights in the Project Data that would limit, encumber or conflict with ARNO’ obligations under this Agreement or the rights granted to LBS under this Agreement;

(f) ARNO will not during the Term enter into any agreements, contracts or other arrangements with others that would be in conflict with or in derogation of LBS’s rights and licenses under this Agreement or ARNO’s obligations under this Agreement;

(g) ARNO has enforceable written agreements with all of its employees who receive LBS Confidential Information and/or perform activities under this Agreement assigning to ARNO ownership of all Intellectual Property Rights created in the course of their employment;

(h) as of the Effective Date, (x) ARNO has not received written notice from any Third Party alleging that the use of the ARNO Material or ARNO Know-How contemplated to be used in the performance of this Agreement infringes the issued and non-expired patent of any Third Party, and (y) to the current actual knowledge of ARNO without any duty of investigation, the use of the ARNO Material or ARNO IP as contemplated to be used in the performance of this Agreement does not infringe the valid issued patent, trade secret or other intellectual property or contractual right of any Third Party;

(i) as of the Effective Date, there is no legal proceeding pending or, to the current actual knowledge of ARNO without any duty of investigation, threatened that is reasonably likely to have a material adverse effect on ARNO’s ability to perform its obligations under this Agreement; and

(j) none of ARNO, its officers, directors and employees shall be a person or party identified as a prohibited, denied or debarred party on a list maintained by the United States or a similar list of an applicable Regulatory Authority, or otherwise precluded from performing under this Agreement.

12.3      Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES WITH RESPECT TO ANY PRODUCT, PATENT RIGHTS, GOODS, SERVICES, MATERIALS, KNOW-HOW OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

12.4      Limited Liability. Except with respect to the willful misconduct OR GROSS NEGLIGENCE by a Party, neither Party will be liable with respect to any matter arising under this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (i) any punitive, exEmplAry, incidental, indirect or consequential damages, including but not limited to, loss of business or good will, loss of revenue or lost profits.

13.         Term and Termination

13.1      Term. The term of this Agreement (“Term”) commences as of the Effective Date and shall continue in effect for five (5) years after which the Parties may mutually agree in writing to extend the Term on an annual basis.

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13.2       Termination for Default. Either Party (the “Non-Defaulting Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement or any of the activities under a Project Agreement, in whole or in part, in the event (i) the other Party (the “Defaulting Party”) will have materially breached in the performance of any of its material obligations hereunder or (ii) in the event that any warranty or representation made by either Party under Article 12 will have turned out to be untrue in any material respect (“Event of Default”), and such default shall have continued for thirty (30) calendar days after written notice thereof was provided to the Defaulting Party by the Non-Defaulting Party. Without limiting the foregoing, non-payment by ARNO pursuant to the SOW in the timeframes set forth shall be an Event of Default. Any such termination shall become effective automatically at the end of such thirty (30) calendar day period unless the Defaulting Party has cured any such breach or default prior to the expiration of such thirty (30) calendar day period. Notwithstanding the foregoing, either Party’s failure to communicate with the other for twelve (12) consecutive months shall constitute an Event of Default and shall not be subject to any cure period. The right of either Party to terminate this Agreement as provided in this Section 13.2 shall not be affected in any way by such Party's waiver or failure to take action with respect to any previous default.

13.3       Termination for Bankruptcy. This Agreement may be terminated by either Party immediately by notice in writing in the event that the other Party files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, makes an assignment for the benefit of its creditors, is unable to pay its debts, or if a trustee, receiver, administrative receiver or similar officer is appointed in respect of all or any part of the business or assets of the other party or if a petition is presented or a meeting is convened for the purpose of considering a resolution or other steps are taken for the winding up of the other Party.

13.4       Effect of Expiration or Termination.

13.4.1       Termination of this Agreement and/or an applicable Project Agreement for whatever reason (by expiration of term or otherwise) shall not affect the liabilities of the Parties hereunder in respect of matters outstanding at the time of such termination. An expiration of this Agreement shall not affect existing Project Agreements, which Project Agreements shall remain in full force and continue to be governed by and subject to the terms of this Agreement.

13.4.1.1            In the event of expiration of a Project Agreement or any termination of a Project Agreement, with respect to such Project Agreement:

(i)	Each Party, at its discretion, will return to the other Party or destroy (with written confirmation thereof to the other Party) all of the other Party’s Confidential Information, and will not retain any copies thereof, except one copy of the information for the purpose of determining its ongoing obligations hereunder and except if explicitly mentioned otherwise in this article;

(ii)	ARNO shall not be relieved from its payment obligations under Article 9 for any amounts payable as of the effective date of termination, including: FTE Payments for all work performed (provided the associated work product is delivered to ARNO) and any out of pocket costs incurred by LBS up to the effective date of such termination, provided that such activities have been conducted, and expenses incurred and reimbursable, in accordance with this Agreement and the applicable Project Agreement.

13.4.2      Upon the (i) expiration of this Agreement (except with respect to matters in a Project Agreement extending beyond the expiration of this Agreement) or (ii) termination of this Agreement or the applicable Project Agreement due to an unremedied breach of ARNO (Section 13.2), bankruptcy of ARNO (Section 13.3):

(i)	the licenses granted to the Parties by Sections 10.2 and 10.4 cease upon the moment of termination;

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(ii)	LBS will, as directed by ARNO, either (i) return to ARNO any unused or reusable ARNO Materials provided to LBS by ARNO hereunder or (ii) destroy or otherwise dispose in a manner to render inaccessible all such ARNO Materials (with written confirmation thereof to ARNO) ;

(iii)	ARNO shall, as directed by LBS, either (i) return to LBS any unused or reusable LBS Materials that are proprietary to LBS provided to ARNO by LBS hereunder or (ii) destroy or otherwise dispose in a manner to render inaccessible all such LBS Materials that are proprietary to LBS (with written confirmation thereof to LBS).

13.4.3     Upon the termination of this Agreement, an applicable Project Agreement or the License agreement between the Parties due to any of (a) an unremedied breach of LBS (Section 13.2 as relating to this Agreement), (b) the bankruptcy of LBS (Section 13.3), or (c) the election by LBS to terminate following a Change of Control of ARNO in which ARNO is acquired by an LBS Competitor (Section 15.13):

(i)	the license granted to LBS by Section 10.2 will cease upon the moment of termination and the license granted to ARNO by Section 10.4 will become a perpetual, fully-paid up and irrevocable license, with a right to sublicense or assign, provided, however, that (A) rights under such license may be exercised, as stated in Section 10.4, solely for the completion of Project activities and Deliverables as described in the Project Specification, and (B) no rights shall be granted under such license to, or for the use of, the LBS instrument platform, software and/or results reporting system;

(ii)	LBS shall provide to ARNO or its designees components of a Product reasonably necessary to enable ARNO or its designee to develop a manual test for an Assay, or, at ARNO’s election, license to ARNO or its designees the Intellectual Property Rights for the components of a Product reasonably necessary to enable ARNO or its designee to develop a manual test for an Assay. Under no circumstances shall such components include the instrument platform, software and/or results reporting system used in performing an Assay;

(iii)	ARNO will have full access to any and all Project Data that is required for ARNO to develop, market, sell, distribute and obtain Regulatory Approval for the Drug and the Product (alone or with a Third Party of ARNO’s choosing) that are essential to the Product;

(iv)	LBS will, as directed by ARNO, either (i) return to ARNO any unused or reusable ARNO Materials provided to LBS by ARNO hereunder or (ii) destroy or otherwise dispose in a manner to render inaccessible all such ARNO Materials. In addition, LBS will deliver to ARNO any and all LBS Materials as far as is required for ARNO to develop and obtain Regulatory Approval for the Drug and the Product and any remaining antibodies, cell lines and other reagents purchased by LBS and reimbursed by ARNO (in accordance with Section 9.1) for use in the Project; and

(vi)	Section 11.1 (i) will not be applicable and ARNO will have the right to disclose Confidential Information of LBS to the designated third party with whom the Project will be continued only to the extent necessary for the continuation of the Project, and that third party shall be bound to confidentiality obligations as per Article 11 of this Agreement.

13.4.4     Survival. Sections 4.4, 4.6 and Articles 10, 11, 12, 13, 14 and 15 survive termination or expiration of this Agreement.

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14.         Indemnity

14.1

(a)        LBS agrees to indemnify, defend and hold harmless ARNO, its Affiliates, and their respective officers, directors and employees from and against all claims, demands, liabilities, suits, damages, costs and expenses of every kind and description, including penalties and reasonable attorney’s fees, (collectively “ARNO Claims”) to the extent arising out of or proximately resulting from any willful misconduct or negligent act or omission of LBS or its officers, directors, employees or contractors, or from any breach by LBS of any obligation, representations or warranties under this Agreement; provided that such indemnity shall not apply to the extent that a ARNO Claim arises out of or results from the willful misconduct or negligent act or omission of ARNO or its officers, directors or employees, or from any breach by ARNO of any obligation, representation or warranty under this Agreement.

(b)       ARNO agrees to indemnify, defend and hold harmless LBS, its Contractors, and LBS’s Affiliates, and their respective officers, directors and employees from and against all claims, demands, liabilities, suits, damages, costs and expenses of every kind and description, including penalties and reasonable attorney’s fees, (collectively “LBS Claims”) to the extent arising out of or proximately resulting from any willful misconduct or negligent act or omission of ARNO or its officers, directors or employees, or from any breach by ARNO of any obligation, representations or warranties under this Agreement; provided that such indemnity shall not apply to the extent that a LBS Claim arises out of or results from the willful misconduct or negligent act or omission of LBS or its officers, directors or employees, or from any breach by LBS of any obligation, representations or warranties under this Agreement.

14.2      The indemnified Party (“the “Indemnified Party”) shall (i) provide the other Party (the “Indemnifying Party”) written notice of any Claim for which it is seeking indemnification hereunder promptly after the Indemnified Party has knowledge of such Claim; (ii) permit the Indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Claim; (iii) assist the Indemnifying Party, at the Indemnifying Party’s reasonable expense, in the investigation of, preparation for, and defense of any such Claim; and (iv) not compromise or settle such Claim without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. “Claim” means any ARNO Claims or LBS Claims, as the case may be.

14.3      For clarity, the Parties’ obligations under Section 14.1 and 14.2 are subject to Section 12.4.

14.4      Insurance.

(a)        Each Party will maintain in full force and effect during the Term valid and collectible insurance policies providing liability insurance coverage to protect against potential liabilities and risk arising out of activities to be performed under this Agreement.

(b)       During the Term and so long as each Party is commercially selling Product or Drug as applicable, such Party will maintain comprehensive public or commercial general liability insurance from a recognized, creditworthy insurance company, on an occurrence basis, with endorsements for general and product liability, and with coverage limits of not less than $5 million per occurrence. The minimum level of insurance set forth herein shall not be construed to create a limit on either Party’s liability hereunder. Upon a Party's written request, the other Party will furnish to the requesting Party a certificate of insurance evidencing such insurance coverage.

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15.         Miscellaneous

15.1       Assignment. Neither Party has the right to assign its rights or obligations under this Agreement without the prior written consent of the other Party; provided however, that (i) either Party may assign this Agreement and all of its rights and obligations hereunder, without such consent, to an entity that acquires all or majority of the shares or assets of such Party (or the business or assets to which this Agreement pertains) whether by merger, consolidation, reorganization, acquisition, sale, license or otherwise or to any successor entity resulting from any merger or consolidation of such Party with or into such entity, and (ii) each Party may assign this Agreement and all of its rights and obligations hereunder, without such consent, to an Affiliate if the assigning Party remains liable and responsible for the performance and observance of all of the Affiliate’s duties and obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 15.1 is void. Disclosure of confidential information including the existence of and general terms of this Agreement and related Projects may be disclosed to potential permitted assignees provided that such parties are bound by confidential terms at least as stringent as though between the Parties.

15.2       Compliance. Each Party shall comply with all applicable laws, rules and regulations in connection with this Agreement. Each Party shall comply, upon reasonable notice from the other Party, with all governmental requests directed to either Party regarding the subject matter of this Agreement and provide all information and assistance necessary to comply with such governmental requests.

15.3       Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same instrument, and may be executed and delivered through the use of facsimiles or email of pdf copies of the executed Agreement provided that such electronic forms include all pages of the Agreement including the executed signature pages.

15.4       Entire Agreement. This Agreement (including all Attachments attached hereto and Project Agreements, each of which are hereby incorporated herein by reference) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto; constitutes and contains the complete, final, and exclusive understanding and agreement of the Parties with respect to the subject matter herein; and cancels, supersedes and terminates all prior agreements and understanding between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, whether oral or written, between the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement will bind the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. In the event of a conflict between the terms of any Project Agreement and the terms of this Agreement, the terms of this Agreement shall control, unless the Project Agreement specifically describes such conflict and expressly states that the Project Agreement shall control.

15.5       Force Majeure. Either Party shall be excused from delays in performing or from its failure to perform hereunder to the extent that such delays or failures result from causes beyond the reasonable control of such Party; provided that, in order to be excused from delay or failure to perform, such Party must act diligently to remedy the cause of such delay or failure.  If as a result of the conditions referred to in the preceding sentence, a Party is unable to fully perform its obligations for a period of ninety (90) calendar days, the other Party shall have the right to terminate this Agreement upon written notice to the Party unable to perform.

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15.6       Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

15.7       Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Delaware, United States (excluding its body of law controlling conflicts of law).

15.8       Independent Contractors. It is expressly agreed that the relationship between LBS and ARNO created by this Agreement shall be one of independent contractors, and neither Party shall have the power or authority to bind or obligate the other Party except as expressly set forth in this Agreement.

15.9       Notices. Any notices and other communications provided for in this Agreement to be made by either of the Parties to the other Party shall be in writing and shall be deemed given if delivered personally or sent by facsimile or email (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, at the following addresses (or at such other address for a Party as shall be specified by like notice).

If to LBS:

Leica Biosystems Newcastle Ltd.

Balliol Business Park West

Benton Lane

Newcastle upon Tyne NE12 8EW

United Kingdom

Attention: President and CEO

If to ARNO:

Arno Therapeutics, Inc.

200 Route 31 North

Suite 104

Flemington, NJ 08822

Attention: President and CEO

15.10     Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to the Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by applicable laws; and the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

15.11     Alliance Managers. Promptly after the Effective Date, each Party will appoint one senior representative who possesses a general understanding of the scientific and business issues relevant to this Agreement to act as its respective alliance manager (each, an “Alliance Manager”) for the relationship of the Parties under this Agreement. Each Party may change its designated Alliance Manager, who may be a member of the JSC or JCC, from time to time upon notice to the other Parties. The Alliance Managers will be entitled to attend meetings of the JSC and JCC, but will not have, or be deemed to have, any rights or responsibilities of a member of the JSC or JCC unless the Alliance Manager is also a member of the JSC or JCC. Each Alliance Manager may bring any matter to the attention the JSC or JCC where such Alliance Manager reasonably believes that such matter requires such attention. For purposes of clarification, in no event will the Alliance Managers have the power or authority to amend any provision of this Agreement.

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15.12     Arbitration.

Except as expressly otherwise provided in this Agreement, any dispute arising out of or relating to the Agreement shall be finally settled by arbitration under the then current commercial arbitration rules of the American Arbitration Association in accordance with the following terms:

(a)	The place of arbitration of any dispute shall be New York, New York. Such arbitration shall be conducted by three arbitrators, one appointed by each Party and the third selected by those arbitrators appointed by the Parties. Each arbitrator shall be a person with relevant experience in the pharmaceutical and medical diagnostics industries.
(b)	Any award rendered by the arbitrators shall be binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared among the Parties unless the arbitrators assess as part of their award all or any part of the arbitration expenses of a Party or Parties (including reasonable attorneys’ fees) against the other Party or Parties, as the case may be.
(c)	This Section shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by any other Party which would cause irreparable harm to the first Party.
(d)	Whenever a dispute arising out of or relating to the interpretation of any provisions of this Agreement or the failure of any Party to perform or comply with any obligations or conditions applicable to such Party pursuant to this Agreement arises and such dispute is expressly designated as one to be resolved through the Accelerated Arbitration Provisions, then such dispute shall be finally settled by arbitration under the then current expedited procedures applicable to the then current commercial arbitration rules of the American Arbitration Association in accordance with the terms set forth in this Section.

15.13     Change of Control. In the event that subsequent to the Effective Date there is a Change of Control of either Party, then, within thirty (30) days of the other Party’s written request, the Party and/or the acquiring party will provide a written assurance to the other Party, signed by duly authorized officers of such Party and/or acquiring party, as applicable, affirming that the Party and/or the acquiring Affiliate or Third Party, as applicable, will continue to make commercially reasonable efforts in carrying out its obligations under this Agreement. In the event that a Party and/or the acquiring party does not comply with the provisions of this Section 15.13 or the acquiring party is an LBS Competitor or a direct competitor of ARNO, the other Party may terminate the Agreement and/or any ongoing Project Agreement upon thirty (30) days’ prior written notice.

15.14     Interpretation of Agreement.

(a)         Each of the Parties acknowledges and agrees that this Agreement has been reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

(b)        The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word "any" shall mean "any and all" unless otherwise clearly indicated by context.

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(c)         The headings of Articles and Sections of this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement in any way.

15.15     Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that each licensee may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, regardless of whether either Party files for bankruptcy in the United States or other jurisdiction.

In Witness Whereof, the Parties, intending to be legally bound hereby, have caused their duly authorized representatives to execute this Agreement, effective as of the Effective Date.

LEICA Biosystems Newcastle Ltd.

By:	/s/ David Budd
Name:	David Budd
Title:	Company Director
Date:	30 Dec 2013

By:	/s/ Kees Van Ophem
Name:	Kees Van Ophem
Title:	General Counsel & VP
Date:	23.12.`13

ARNO therapeutics, inc.

By:	/s/ Glenn Mattes
Name:	Glenn Mattes
Title:	CEO
Date:	1/6/2014

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Attachment 1

Form of Project Agreement

Project Agreement No. [ ]

Pursuant to Master FRAMEWORK Agreement

This Project Agreement No. [ ] (“Project Agreement”) is entered into by and between Leica Biosystems Newcastle Ltd. (“LBS”) and Partner Name (“ARNO”) effective as of [                ] (“PA Effective Date”) pursuant to and subject to the Development and Commercialization Agreement effective [ MONTH, DAY, YEAR ] between the Parties (the “Master Agreement”), which is incorporated by reference herein.

Pursuant to the Master Agreement, LBS has agreed to perform certain activities in accordance with written Project Agreements, such as this one, executed from time-to-time.

The Parties hereby agree as follows:

1.	Definitions. The terms in this Project Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth herein, and if not defined herein, the meaning set forth in the Master Agreement.

1.1	“Biomarker” means [ ].
1.2	“Drug” means [ ].
1.3	“Indication” means, based on the Clinical Trials and the SOW as of the PA Effective Date, the use of the Product as [ ].
1.4	“Intended Use” means [ ].

2.	Project Agreement and Project. This Project Agreement constitutes a Project Agreement under the Master Agreement and this Project Agreement and the Project (as defined below) are subject to the terms and provisions of the Master Agreement. The following information pertains to this Project Agreement and Project.

Objective of Project
Summary description of the specific work to be performed by LBS under this Project Agreement and projected timelines for completion of work:
Summary description of Assay that is the subject of this Project Agreement and Project:
SOW	[Attachment 1 to Project Agreement]
Budget for payments by ARNO for conduct of Project	[Copy Budget in table below] [Attachment 2 to Project Agreement]
For fee-for-service Projects, LBS FTE-days for completion of work under this Project Agreement:

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Objective of Project
For fee-for-service Projects, total FTE Payment by ARNO under this Project Agreement:
Projected out of pocket costs under this Project Agreement:
ARNO Materials to be provided (as applicable):
For Milestone-based Projects, Milestones Payments by ARNO (pursuant to Section 9.4 of the Master Agreement):
Identification of ARNO Collaborator(s) (as applicable):
ARNO Market Countries
Projected Commercialization Payments under Section 9.3 (as applicable):

3.	Budget and Cost Overview.

[Insert budget table]

4.	Modification of the Master Agreement. The Parties expressly agree to the following modifications of the Master Agreement that will only apply to this particular Project Agreement (and this particular Project) and will not apply any other Project Agreement or Project (unless expressly provided for in such other Project Agreement): [this section would only be included, as applicable, in the case of modifications to the Master Agreement].

5.	Term. The term of this Project Agreement will commence on the PA Effective Date set forth above and will continue until the services described in this Project Agreement are completed, unless this Project Agreement is terminated in accordance with the Master Agreement (such period being the “PA Term”).

6.	Representations and Warranties. Each Party hereby restates and confirms the representations and warranties as set forth in the Master Agreement, where ‘Effective Date’ is replaced by ‘PA Effective Date’.

7.	Survival. Termination of this Project Agreement by either Party for any reason shall not affect the rights and obligations of the Parties accrued prior to the effective date of termination of this Project Agreement or the obligations that survive such termination in accordance with the Master Agreement.

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In Witness Whereof, intending to be legally bound, the Parties hereto have duly executed this Project Agreement effective as of the PA Effective Date.

LEICA Biosystems Newcastle Ltd.

By:
Name:
Title:
Date:

By:
Name:
Title:
Date:

ARNO therapeutics, inc.

By:
Name:
Title:
Date:

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